Exhibit 2.15

CERTIFICATE OF DESIGNATION
OF
SERIES A FIXED-TO-FLOATING RATE PERPETUAL PREFERRED STOCK
OF
HC2 BROADCASTING HOLDINGS INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

HC2 Broadcasting Holdings Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Company (or a duly authorized committee thereof) as required by Section 151 of the General Corporation Law of the State of Delaware:
NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of the Company (or a duly authorized committee thereof) in accordance with the provisions of the certificate of incorporation of the Company (as amended, restated supplemented or otherwise modified from time to time, the “Certificate of Incorporation”), designates the Series A Preferred Stock, par value $0.001 per share, of the Company (of which there are no issued shares) (the “Preferred Stock”), and the number of shares constituting such series, and fixes the rights, powers preferences, privileges and restrictions relating to such series in addition to any set forth in the Certificate of Incorporation as follows:
ARTICLE I

DESIGNATION AND NUMBER; DEFINITIONS; RULES OF CONSTRUCTION
SECTION 1.01.    Designation and Number. The shares of such series shall be designated as “Series A Fixed-to-Floating Rate Perpetual Preferred Shares,” par value $0.001 per share, of the Company (the “Series A Preferred Stock”), and the number constituting such series shall be Twenty Thousand (20,000), which may be issued from time to time on the date hereof or thereafter.
SECTION 1.02.    Definitions. As used in this Certificate of Designation (as defined below), the following capitalized terms will have the following meanings:
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
“Board of Directors” means with respect to (a) any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) a partnership, the board of directors of the general partner of the partnership, (c) a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member

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or the managing member thereof, and (d) any other Person, the board or committee of such Person serving a similar function.
“Business Day” means any day that is not a Saturday or Sunday or a legal holiday in New York, New York.
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within twelve (12) months from the date of acquisition thereof; (b) marketable direct obligations of any State of the United States or any political subdivision of any such State, within twelve (12) months from the date of acquisition thereof rated P 1 by Moody's or A 1 by Standard & Poor's; (c) commercial paper, maturing not more than 270 days after the date of issue rated P 1 by Moody's or A 1 by Standard & Poor's; (d) certificates of deposit maturing not more than 12 months after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (e) repurchase agreements having maturities of not more than ninety (90) days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (f) money market accounts maintained with mutual funds having assets in excess of $500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition; and (g) marketable tax exempt securities rated A or higher by Moody's or A+ or higher by Standard & Poor's, in each case, maturing within twelve (12) months from the date of acquisition thereof.
A “Change of Control” shall be deemed to have occurred if Parent ceases to beneficially and of record own and control at least 51% on a fully diluted basis of the aggregate outstanding voting or economic power of the Equity Interests of the Company.
“Capitalized Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be capitalized on the balance sheet of such Person.
“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
“Certificate of Designation” means this Certificate of Designation of Series A Fixed-to-Floating Rate Perpetual Preferred Shares, as amended, restated supplemented or otherwise modified from time to time.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Common Stock” means the Common Stock, par value $0.001 per share, of the Company.
“consolidated” when used with respect to any Person refers to such Person consolidated with its restricted subsidiaries.
“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly,

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including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
“DGCL” means the General Corporation Law of the State of Delaware.
“Dividend” means a dividend to be made by the Company in respect of the Series A Preferred Shares in accordance with Section 2.01(a).
“Dividend Period” means, subject to the definition of “LIBOR Successor Rate Conforming Changes”, the period from the Issue Date to the first Quarterly Date, and thereafter, the period from the first day of April, July and October, applicable to the immediately following Quarterly Date; provided, however, that if any Dividend Period would end on a day that is not a Business Day, such Dividend Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Dividend Period shall end on the next preceding Business Day.
“Dividend Rate” means, (a) for the first five years following the Issue Date, 12.50% per annum and (b) starting on the fifth anniversary of the Issue Date, the LIBOR Rate per annum; provided, however, that if a Trigger Event occurs and is continuing the Dividend Rate will increase by 2.00% until the cure or waiver of such Trigger Event. If accrued but unpaid dividends with respect to any Quarterly Date are not paid to the Holders entitled thereto, then the Dividend Rate on such accrued and unpaid dividends shall be the rate set forth in the foregoing clause (a) or clause (b), as applicable, subject to the foregoing proviso (where applicable).
“Equity Interests” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

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“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries in existence on the Issue Date plus interest accruing thereon, until such amounts are repaid.
“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.
“Governmental Authority” means any nation or government, any foreign, federal, state, territory, provincial, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.
“Holder” means a holder of a Series A Preferred Share and “Holders” means more than one holder of Series A Preferred Shares.
“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person's business and any earn-out, purchase price adjustment or similar obligation until such obligation appears in the liabilities section of the balance sheet of such Person); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (f) all obligations and liabilities, calculated on a basis and in accordance with accepted practice, of such Person under Hedging Agreements; (g) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; and (h) all obligations referred to in clauses (a) through (g) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.
“Issue Date” means the date the Series A Preferred Shares are issued on the Closing Date (as defined in the Series A Securities Purchase Agreement).
“Investments” means, with respect to any Person, to, directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any Equity Interests, bonds, notes, debentures, guarantees or other securities of, or make any capital contribution to, or acquire assets constituting all or substantially all of the assets of, or acquire assets constituting a line of business, business unit or division of, any other Person.
“Law” means any applicable U.S. or foreign, federal, state, provincial, municipal or local law (including common law), statute, ordinance, rule, regulation, code, policy, directive, standard, license, treaty,

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judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any Governmental Authority.
“LIBOR” means, the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on the Reuters screen “LIBOR01” at approximately 11:00 a.m., London time, on the date that is two business days preceding the first day of each Dividend Period. If on an interest determination date, such rate does not appear on the Reuters screen “LIBOR01” as of 11:00 a.m., London time, or if the Reuters screen “LIBOR01” is not available on such date, the calculation agent will obtain such rate from Bloomberg L.P.’s page “BBAM.”, which determination shall be conclusive absent manifest error. Notwithstanding anything herein to the contrary, if “LIBOR” shall be less than zero, such rate shall be deemed to be zero for purposes of this Certificate of Designation.
Notwithstanding anything to the contrary in this Certificate of Designation, if the Company reasonably determines, that adequate and reasonable means do not exist for ascertaining LIBOR for any requested Dividend Period and such circumstances are unlikely to be temporary, or a Governmental Authority has made a public statement identifying a specific date after which LIBOR shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or syndicated loans currently being executed, or that include language similar to that contained herein, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then “LIBOR” shall mean the alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) reasonably determined by the Company giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes.
“LIBOR Rate” means LIBOR, plus a spread of 9.50%.
“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of, Dividend Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Company, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Company in a manner substantially consistent with market practice.
“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.
“Liquidation Preference” means, with respect to each outstanding Series A Preferred Share at any time, the sum of (i) the Stated Value thereof, plus (ii) all accrued, accumulated and unpaid Dividends thereon.
“Moody’s” means Moody's Investors Service, Inc. and any successor thereto.
“Parent” means HC2 Holdings, Inc., a Delaware corporation.
“Person” means any individual, corporation, limited liability company, partnership, (including a limited partnership) joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

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“Quarterly Date” means March 31, June 30, September 30 and December 31, of each year, commencing on and including December 31, 2018; provided that, if any Quarterly Date is not a Business Day, the Quarterly Date will be the immediately following Business Day.
“Redemption Date” means the date of redemption of any redemption of any Series A Preferred Share pursuant to Article IV, as fixed by the Company.
“Redemption Price” means, with respect to any Series A Preferred Share at any Redemption Date, an amount per share equal to the Liquidation Preference as of such Redemption Date.
“SEC” means the Securities and Exchange Commission or any similar or successor agency of the Federal government administering the Securities Act.
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Series A Preferred Share” means one share of Series A Preferred Stock and “Series A Preferred Shares” means one or more shares of Series A Preferred Stock.
“Series A Securities Purchase Agreement” means that certain Series A Securities Purchase Agreement, dated as of December 3, 2018, by and among Continental General Insurance Company and the Company, as amended, restated supplemented or otherwise modified from time to time.
“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and any successor thereto.
“Stated Value” means, at any date of determination, and with respect to each outstanding Series A Preferred Share, $1,000 (adjusted as appropriate in the event of any stock dividend, stock split, stock distribution, recapitalization or combination with respect to the Series A Preferred Shares).
“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person. References to a Subsidiary shall mean a Subsidiary of the Company unless the context expressly provides otherwise.
“U.S.” means the United States of America.
SECTION 1.03.    Rules of Construction. Unless the context otherwise requires:
(a)    a term has the meaning assigned to it;
(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

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(c)    “or” is not exclusive;
(d)    the words “including,” “includes” and similar words shall be deemed to be followed by without limitation;
(e)    words in the singular include the plural, and in the plural include the singular;
(f)    “will” shall be interpreted to express a command;
(g)    provisions apply to successive events and transactions;
(h)    references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;
(i)    unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Certificate of Designation;
(j)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Certificate of Designation as a whole and not any particular Article, Section, clause or other subdivision;
(k)    words used herein implying any gender shall apply to both genders; and
(l)    in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
ARTICLE II
DIVIDENDS
SECTION 2.01.    Dividends.
(a)    From and after the date of issuance of each Series A Preferred Share and for so long as any Series A Preferred Shares shall be outstanding, the Holders shall be entitled to receive in respect of each Series A Preferred Share, as, when and if declared by the Board of Directors of the Company, from time to time, and in preference and priority to the declaration and payment of dividends on shares of Common Stock or shares of any other class or series of capital stock of the Company ranking junior to shares of Series A Preferred Stock as to dividends and pari passu to the declaration and payment of dividends on shares of any class or series of capital stock of the Company ranking on parity with the Series A Preferred Shares as to dividends, dividends accruing on a daily basis at the Dividend Rate on the Liquidation Preference of such Series A Preferred Share, payable quarterly in cash in arrears on each Quarterly Date, which dividends shall cumulate as of a Quarterly Date if not paid.
(b)    The Dividends shall be paid in cash.
SECTION 2.02.    Rank. For the avoidance of doubt, so long as any Series A Preferred Shares shall remain outstanding, the Series A Preferred Shares shall rank senior to shares of Common Stock or shares of any other class or series of capital stock of the Company ranking junior to shares of Series A Preferred Stock

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as to dividends and pari passu to shares of any class or series of capital stock of the Company ranking on parity with the Series A Preferred Shares as to dividends.
ARTICLE III
LIQUIDATION, DISSOLUTION AND WINDING UP
SECTION 3.01.    Liquidation, Dissolution and Winding Up. So long as any Series A Preferred Shares shall remain outstanding, in the event of any dissolution, liquidation or winding up of the Company, in preference and priority to shares of Common Stock or shares of any other class or series of capital stock of the Company ranking junior to shares of Series A Preferred Stock upon the dissolution, liquidation or winding up of the Company and pari passu to shares of any class or series of capital stock of the Company ranking on parity with the Series A Preferred Shares upon the dissolution, liquidation or winding up of the Company, each Holder shall be entitled to receive with respect to each Series A Preferred Share owned by such Holder out of the assets of the Company available for distribution to its stockholders, the then applicable Liquidation Preference. A merger or consolidation of the Company with or into another corporation or other entity, or a sale of all or any part of the assets of the Company (which shall not in fact result in the dissolution, liquidation or winding up of the Company and the distribution of its assets to its stockholders) shall not be deemed a liquidation, dissolution or winding up of the Company within the meaning of this Section 3.01.
ARTICLE IV
REDEMPTION
SECTION 4.01.    Optional Redemption.
(a)    At any time from and after the Issue Date, the then outstanding Series A Preferred Shares shall be redeemable, in whole or in part, at the option of the Company exercisable at any time or from time to time upon provision of the notice described in Section 4.02, at the Redemption Price, which Redemption Price shall be paid in cash. Such redemption may, at the option of the Company, be subject to satisfaction of one or more conditions precedent.
(b)    If fewer than all of the then outstanding Series A Preferred Shares are to be redeemed pursuant to this Article IV, the Company shall redeem a portion of Series A Preferred Shares held by each Holder on a pro rata basis based on the number of Series A Preferred Shares held by each Holder.
(c)    From and after the Redemption Date, so long as the applicable Redemption Price with respect to the Series A Preferred Shares being redeemed has been paid in full or a sum sufficient to redeem such Series A Preferred Shares has been irrevocably deposited or set aside to pay the Redemption Price with respect to each such Series A Preferred Share, dividends on each Series A Preferred Share called for redemption shall cease to accrue, such Series A Preferred Share shall no longer be deemed to be outstanding, and all rights in respect of such Series A Preferred Share shall cease, except the right to receive the Redemption Price.
(d)    Nothing in this Article IV shall prevent the Company from, at any time and from time to time, purchasing Series A Preferred Shares from an individual Holder with the consent or approval of such Holder.
SECTION 4.02.    Notice of Redemption. Notice of a redemption pursuant to this Article IV shall be furnished to each Holder at the address shown in the books and records of the Company for such Holder by registered mail via national courier service, not more than 60 days before the Redemption Date, and shall set forth:

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(a)    The aggregate number of Series A Preferred Shares to be redeemed:
(b)    The Redemption Date;
(c)    The Redemption Price;
(d)    A statement that the certificate representing the Series A Preferred Shares called for redemption must be surrendered to the Company to collect the Redemption Price; and
(e)    Any conditions precedent to such redemption.
SECTION 4.03.    Effect of Notice of Redemption. The notice, if delivered in the manner provided in Section 4.02, shall be conclusively presumed to have been given, whether or not the Holder receives such notice.
SECTION 4.04.    Certificates Evidencing Series A Preferred Shares Redeemed in Part. Upon surrender of a certificate representing Series A Preferred Shares that are redeemed in part, pursuant to this Article IV, the Company shall issue a new certificate representing the unredeemed Series A Preferred Shares formerly represented thereby.
ARTICLE V
CONVERSION
SECTION 5.01.    No Conversion. The Series A Preferred Shares shall not be convertible into any other securities of the Company.
ARTICLE VI
VOTING
SECTION 6.01.    Generally. Except as provided by this Certificate of Designation or applicable law, each Holder, as such, shall not be entitled to vote and shall not be entitled to any voting powers in respect thereof.
ARTICLE VII
COVENANTS
SECTION 7.01.    Company Covenants.
(a)    For so long as any Series A Preferred Shares shall be outstanding, the Company shall not, at any time or from time to time after the Issue Date, without the prior vote or written consent of the Holders of at least a majority of the Series A Preferred Shares then outstanding, voting separately as a single class:
(i)    pay any dividends on account of, or redeem or repurchase, shares of Common Stock (other than dividends payable in additional shares of Common Stock) or other series of Preferred Shares of the Company ranking junior to the Series A Preferred Shares as to dividends at any time there are accrued and unpaid dividends on the Series A Preferred Shares;
(ii)    create and issue any series of Preferred Shares of the Company ranking senior to or pari passu with the Series A Preferred Shares as to dividends and upon a dissolution, winding up or liquidation of the Company;

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(iii)    enter into a Change of Control, merger, consolidation and sale of all or substantially all of the assets of the Company; or
(iv)    amend the Company’s certificate of incorporation to increase the authorized number of Series A Preferred Shares to an amount in excess of 20,000 shares or alter or change the powers, preferences or special rights of the Series A Preferred Shares so as to affect them adversely (including by way or merger or consolidation or otherwise).
(b)    The Company shall not incur any Indebtedness or Liens (or permit any of its Subsidiaries to incur any Indebtedness or Liens) or permit any of its Subsidiaries to issue any Preferred Stock; provided that the following and any activities incidental thereto shall be permitted in any event: (i) incurring Indebtedness or permitting its Subsidiaries to incur Indebtedness the proceeds of which are used to redeem all Series A Preferred Shares then outstanding, (ii) incurring the Existing Indebtedness and (iii) incurring Indebtedness that that serves to extend, replace, refund, refinance, renew or defease the Existing Indebtedness or any Indebtedness issued to so extend, replace, refund, refinance, renew or defease such Existing Indebtedness, including any increased amounts required to finance fees, expenses, prepayment costs or other amounts in connection therewith.
(c)    The foregoing provisions in this Section 7.01 shall not apply if, and to the extent, they would violate the terms of any debt of the Parent, any other Indebtedness or any Indebtedness that refinances debt of the Parent or any other Indebtedness.
ARTICLE VIII
TRIGGER EVENTS AND WAIVER
SECTION 8.01.    Trigger Events. wherever used herein, means a Trigger Event as defined in the Series A Securities Purchase Agreement.
SECTION 8.02.    Waiver of Certificate of Designation Provisions. The powers (including voting powers), if any, of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the Series A Preferred Stock may be waived as to all Series A Preferred Stock Shares in any instance (without the necessity of calling, noticing or holding a meeting of stockholders) by the written consent or agreement of the Holders of at least a majority of the Series A Preferred Shares then outstanding, consenting or agreeing separately as a single class.
SECTION 8.03.    Waiver of Trigger Event. Any Trigger Event and its consequences hereunder may be waived as to all Series A Preferred Shares in any instance (without the necessity of calling, noticing or holding a meeting of stockholders) by the written consent or agreement of the Holders of at least a majority of the Series A Preferred Shares then outstanding, consenting or agreeing separately as a single class. Upon any such waiver, such Trigger Event shall be deemed to have been cured for every purpose herein; but no such waiver shall extend to any subsequent or other Trigger Event or impair any right consequent thereon.

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ARTICLE IX
STATUS OF REDEEMED OR REPURCHASED SERIES A PREFERRED SHARES
SECTION 9.01.    Retirement and Cancellation. If any Series A Preferred Share is redeemed, repurchased or otherwise acquired by the Company in any manner whatsoever, the Series A Preferred Share so acquired shall, to the fullest extent permitted by Law, be retired and cancelled upon such acquisition.
SECTION 9.02.    No Reissuance of the Series A Preferred Shares. If any Series A Preferred Share is redeemed, repurchased or otherwise acquired by the Company in any manner whatsoever, the Series A Preferred Share so acquired shall not be reissued as a share of Series A Preferred Stock.
SECTION 9.03.    Undesignated Shares of Preferred Stock. Any Series A Preferred Share that is redeemed, repurchased or otherwise acquired by the Company in any manner whatsoever shall, upon its retirement and cancellation, and upon the taking of any action required by applicable Law, become authorized but unissued shares of Preferred Stock, subject to the conditions and restrictions in the Certificate of Incorporation or imposed by the DGCL.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by a duly authorized officer this 3rd day of December, 2018.
THE COMPANY:
HC2 BROADCASTING HOLDINGS INC.
By:    /s/ Michael J. Sena
Name:    Michael J. Sena
Title:    Vice President

[Signature Page to Certificate of Designation]